SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

October 15, 2003
Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12. Results of Operations and Financial Condition.

On October 15, 2003, Registrant issued a press release announcing its financial results for the quarter ended September 26, 2003. The text of that release appears below:

Immediate Release
John Ge
262.636.8434
j.ge@na.modine.com

Modine Reports Second Quarter Financial Results, On Target to Achieve Growth in Both Sales and Earnings for the Full Year

RACINE, Wis., October 15, 2003 -- Modine Manufacturing Company (NASDAQ: MODI) today reported its financial results for the second quarter ended September 26, 2003. Sales for the second quarter increased over 1% to $279.1 million from $275.3 million reported a year ago. Sales were positively impacted by net favorable currency exchange rates, primarily the stronger Euro, which added about $13.5 million to second quarter sales. Net earnings decreased to $4.3 million, or $0.13 per fully diluted share, compared with $6.3 million, or $0.19 per fully diluted share for the same period a year ago. "We anticipated that our second quarter results would be impacted by program launch costs, which are normal in the initial phase of new business programs. We continue to be positive on our full year outlook, as we believe that recently launched programs and a number of new programs scheduled to ramp up later this year will generate positive second half sales and earnings growth," said David B. Rayburn, Modine's President and Chief Executive Officer.

Sales for the first six months of fiscal 2004 increased almost 4% to $568.0 million from $547.6 million a year ago. Earnings before the cumulative effect of accounting change for the first six months decreased 6% to $15.6 million, or $0.46 per fully diluted share, compared with $16.7 million, or $0.49 per fully diluted share for the same period a year ago. Effective with the first quarter of last year (fiscal 2003), the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," and recorded a related goodwill impairment charge of $21.7 million (net of $1.1 million income tax benefit), resulting in a loss of $5.0 million, or $0.15 per fully diluted share for the first half of last year. Included in the first half of the current year are net favorable currency translation benefits of approximately $3.6 million, offset by incremental benefits-related expenses of $1.9 million and a certain program scope change cost of $1.6 million. "Our first half fiscal 2004 results are largely in line with our expectations, although a supplier strike at BMW did have a temporary negative impact on our performance. Modine is well diversified in both markets and customer base, and we remain confident with our positive full year expectations," continued Rayburn.

Segment Data and Performance
Second quarter sales for the Original Equipment segment decreased almost 4% to $110.9 million from $115.1 million a year ago. Operating income was down from $18.7 million in the previous year to $13.3 million, which was negatively impacted by continued pricing pressure, new program launch costs, and the program scope change cost previously mentioned. Modine's medium-duty and heavy-duty truck business had lower sales in the second quarter although sales are up on a year-to-date basis. The Company's off-highway and industrial business continued to benefit from its customer and product rationalization strategy, generating improved profitability on lower sales during the first half of the year.
Sales for the Distributed Products segment in the second quarter increased approximately 1% to $96.9 million from $95.8 million a year ago. Operating income rose to $2.8 million from $2.0 million in the previous year. This segment's sales were positively impacted by growth in the electronics business, while the aftermarket and HVAC (heating, ventilating, air conditioning) businesses recorded slightly lower sales. A product mix shift associated with the end markets in sales for the electronics business had a negative impact on this segment's operating income. Operating income for this segment was positively affected by improvement in performance in the aftermarket business.
Second quarter sales in both the European automotive and heavy-duty markets increased. As a result, total sales for the European Operations segment in this period rose more than 3% to $82.3 million from $79.7 million a year ago. Operating income for this segment increased to $6.3 million from $5.8 million in the previous year. Despite the negative impact from the aforementioned supplier strike at BMW which temporarily stopped the production of its 3-Series cars, this segment's operating income showed an increase, benefiting from the stronger Euro, lower selling, general, and administrative costs, as well as savings from the restructuring in the heavy-duty business.

Balance Sheet and Cash Flow
The Company's balance sheet remains very strong, providing excellent liquidity. Despite higher capital expenditures and continued debt reductions, the Company ended the second quarter with a cash balance of $71.8 million, compared with $77.2 million at the end of the last fiscal year and $70.2 million at the end of the first quarter. The Company generated $48.0 million in operating cash flow in the first six months of the fiscal year, while continuing to pay down debt, reducing the total debt to capital (total debt plus shareholders' equity) ratio down to 16.0% from 17.3% at the prior year-end. As the Company previously indicated during past conference calls, capital expenditures for the first half of the year showed an increase, rising from $17.7 million last year to $34.7 million this year. "We are continuing the construction relating to our Wackersdorf, Germany facility and our new European Technical Center and wind tunnel," continued Rayburn. "These are timely investments. The Wackersdorf facility will support additional business programs, while we are also near completion on our 3-phase investment in Europe for the new European headquarters, Technical Center, and wind tunnel. We are confident that these investments will generate incremental new business over and above what we have already announced."

Fiscal 2004 Outlook
"As we previously communicated, we expect that a stronger second half of the fiscal year will allow us to achieve growth in both sales and earnings on a full year basis. The program launch expenses that we have incurred in the first half of the year are in support of growth beginning in the second half," added Rayburn. "We have a number of new business programs, including the BMW X3 sport utility vehicle, programs in North America with the Chrysler Group, and new engine related programs in both North America and Europe, that have been launched or will begin during this year. In addition, we expect growth in business with Volkswagen as EGR (exhaust gas recirculation) cooler programs accelerate. We continue to manage the challenges in our aftermarket and electronics businesses, while also focusing on delivering positive returns to our shareholders on the strength of the $320 million new original equipment programs maturing over the next five years which we previously announced."

Second Quarter Webcast
Modine's executive management team will conduct a live audio webcast on Thursday, October 16, 2003 at 9:00 a.m. (EDT) to discuss additional details regarding the Company's performance for the second quarter of fiscal 2004. The session may be accessed at www.modine.com. A replay will be available on Modine's website after the webcast.

Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 25 of the Company's 2003 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains a forward-looking statement regarding incremental business. As indicated, the Company is a development partner on these customer programs, which means that the products (and often technologies) are at this time in the development phase. In many instances, the Company has not yet received production purchase orders for these programs. Because of the developmental nature of this incremental business, this forward-looking statement is particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies, and the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.
Modine Manufacturing Company
Consolidated statements of earnings for the periods ended
September 26, 2003 and 2002 (unaudited)
				(In thousands, except per-share amounts)
	Three months		Six months
	ended September 26		ended September 26
	2003	2002	2003	2002
Net sales	$279,059	$275,308	$567,957	$547,601
Cost of sales	215,744	207,794	430,479	411,534
Gross profit	63,315	67,514	137,478	136,067
Selling, general, & administrative expenses	60,049	58,117	119,058	111,096
Restructuring charges	(47)	(1,082)	(47)	(1,391)
Income from operations	3,313	10,479	18,467	26,362
Interest (expense)	(1,259)	(1,480)	(2,693)	(3,145)
Other income - net	4,357	574	7,819	2,318
Earnings before income taxes and
cumulative effect of accounting change	6,411	9,573	23,593	25,535
Provision for income taxes	2,106	3,303	8,002	8,880
Earnings before cumulative effect of
accounting change	4,305	6,270	15,591	16,655
Cumulative effect of change in accounting for:
Goodwill impairment (net of 1,136
income tax benefit)	-	-	-	(21,692)
Net earnings/(loss)	$ 4,305	$ 6,270	$ 15,591	$ (5,037)

Net earnings/(loss) as a percent of net sales	1.5%	2.3%	2.7%	(0.9)%
Net earnings/(loss) per share of common stock - basic:
Before cumulative effect of accounting change	$0.13	$0.19	$0.46	$0.50
Cumulative effect of accounting change	-	-	-	(0.65)
Net earnings/(loss) - basic	$0.13	$0.19	$0.46	$(0.15)
Net earnings/(loss) per share of common stock - diluted:
Before cumulative effect of accounting change	$0.13	$0.19	$0.46	$0.49
Cumulative effect of accounting change	-	-	-	(0.64)
Net earnings/(loss) - diluted	$0.13	$0.19	$0.46	$(0.15)
Weighted average shares outstanding:
Basic	33,894	33,637	33,870	33,610
Assuming dilution	33,992	33,714	33,948	33,778
Net cash provided by operating activities	$34,250	$47,937	$47,983	$76,727
Dividends paid per share	$0.1375	$0.125	$0.275	$0.250

Comprehensive earnings/(loss), which represents net earnings/(loss) adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended

September 26, 2003 and 2002, respectively, were ($13,364) and $13,298 for 3 months, and $16,479 and
$6,294 for 6 months.

Consolidated condensed balance sheets (unaudited)
			(In thousands)
		September 26, 2003	March 31, 2003
Assets
Cash and cash equivalents		$ 71,794	$ 77,243
Trade receivables - net		160,524	161,319
Inventories		125,112	130,812
Other current assets		42,092	47,992
Total current assets		399,522	417,366
Property, plant, and equipment - net		369,609	361,605
Other noncurrent assets		136,164	131,847
Total assets		$905,295	$910,818
Liabilities
Debt due within one year		$ 2,432	$ 12,692
Accounts payable		84,899	93,506
Other current liabilities		88,508	87,065
Total current liabilities		175,839	193,263
Long-term debt		100,519	98,556
Deferred income taxes		37,762	37,370
Other noncurrent liabilities		50,937	51,242
Total liabilities		189,218	380,431
Shareholders' equity		540,238	530,387
Total liabilities & shareholders' equity		$905,295	$910,818

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/D. B. Rayburn
D. B. Rayburn President and Chief Execitive Officer

By: /s/D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary